Exhibit 10.2

SCHULTZ PUBLIC RELATIONS, LLC

Services AGREEMENT

This Agreement (“Agreement”) is made between Schultz Public Relations, LLC, a Delaware Limited Liability Company (“SPR”) and, IsoRay Medical, Inc. (“Corporation” or “Client”), with respect to the following:

RECITALS

WHEREAS, SPR is in the business of providing public relations and media relations/communications services to privately held and publicly held corporations; and

WHEREAS, the Client is a legal corporation, and wishes to retain the services of SPR the following Agreement is offered.

AGREEMENT

CONSIDERATION of the mutual promises made by SPR and the Client, and the terms and conditions hereafter set forth, the receipt and adequacy of such consideration being mutually acknowledged, SPR and the Client therefore agree to the following:

1.	TERM AND TERMINATION:

The initial term of this agreement shall be for a twelve-month period commencing on August 15th, 2018. This agreement will automatically renew every six months following the initial contract period absent any other action. Contract may be cancelled by either party by providing a 90-day written notice of intent to terminate. In the event of notification of intent to terminate, payment will immediately be due for any outstanding invoices including expenses and payment will continue for the 90-days prior to date of termination. In the event of nonpayment, the cost of collection, including attorney fees and the cost of time spent by SPR seeking payment, shall be borne by Client.

2.	Public Relations Services

As requested by Client, Schultz Public Relations, LLC will provide the following services.

1.	Support of message development in concert with marketing, investor relations, and C-suite

2.	Writing of press releases with input from C-suite and additional parties as appropriate

3.	Media relations

A.	Provision of Information

1.

SPR will utilize and disseminate information based on the information provided by Client and Client directed staff and consultants. Client maintains responsibility and accountability for the accuracy of information provided to SPR.

2.	Ability to create media opportunities is predicated on provision of viable content by Client for story development.

3.	Fees

A monthly retainer in the amount of $5,000 per month will be paid for the defined services. SPR will provide a monthly invoice for expenses and retainer. Any services and work product requested outside the defined scope of work will be considered in discussion with Client and if agreed to will be billed at a rate of $250 per hour or a per project task fee.

A.

Client will be billed for vendor services and supplies including, but not limited to, press release distribution services, press release and interview tracking and acquisition of clippings/dubs of interviews, camera crews, editing services, print services, DVDs, and any other expenses incurred in behalf of the client. Expenses will be documented. No mark-up or additional charges will be added to any of these services.

B.	Client agrees to pay all travel costs including airfare, ground transportation, mileage, lodging, meals and related expenses incurred by SPR for Client business initiatives and efforts.

a.            Retainer payment of $5,000 per month for services rendered is due in accordance with the date of services commencement. First retainer payment is due upon execution of contract.

b.             LATE PAYMENTS

There will be a 5% monthly late charge assessed after 10 business days elapse without payment of invoice for retainer and expenses and all work will cease until payment is received. Invoice for retainer and expenses will be delivered to Client by email.

C.	EXTENSIONS AND RENEWALS: This Agreement may be extended “Extension Period”) upon mutual agreement,

4.	Confidentiality

A.	CONFIDENTIAL INFORMATION

1.	“Confidential Information” shall include but is not limited to SPR’s personal and professional contacts and any and all reports, guidebooks, training manuals, and tip sheets prepared by SPR.

2.	Client agrees not to use any of SPR’s confidential information for its own uses or purpose except to carry out discussions or a business understanding between Client and SPR.

3.

Client agrees not to disclose any of SPR’s confidential information to any third party and, and that they will take all reasonable and proper measures to protect the secrecy of and avoid disclosure or use of SPR’s confidential information.

5.	Remittance Failure and Breaches

B.          FAILURE TO REMIT PAYMENT: The continued lack of payment by Client to SPR for a period of 30 continuous days pursuant to Section 1(C) shall be considered a breach of this Agreement and shall, at SPR’s option, be valid grounds to terminate this Agreement.

C.         COSTS DUE UPON BREACH: Notwithstanding the breach of this Agreement by Client, SPR shall be entitled to receipt of all fees, hard costs, compensation and expenses incurred for actual work performed, time spent seeking payment, and legal fees associated with recovery of outstanding debt.

6.	CONTROLLING LAWS OF AGREEMENT:

A.

BEST EFFORTS BASIS: SPR agrees that it will at all times faithfully, to the best of its experience, ability and talents, perform all the duties that may be required of and from SPR pursuant to the terms of this Agreement. Client understands and acknowledges that the success or failure of SPR’s efforts will be predicated on Client’s performance, assets, sales, operating results and management decisions.

B.

BINDING LAW: This Agreement shall be subject to all valid applicable laws, rules and regulations of the State of Delaware and of the United States. In the event that this Agreement, any of its provisions, or its outlined operations are found to be inconsistent with or contrary to any such laws, rules or regulations, the latter shall control. Furthermore, if commercially practicable, this Agreement shall be considered modified accordingly and shall continue in full force and effect as so modified.

1.	In the event of dispute resolution, disputes, differences, or controversies shall be heard in the venue of the State of Delaware as designated by SPR.

C.

ENTIRE AGREEMENT: This Agreement supercedes and replaces any and all agreements, whether oral or in writing, and shall constitute the entire Agreement between the parties unless modified by a written amendment signed by all of the parties or their successors in interest. There are no other Agreements, undertakings, restrictions, representations or warranties among the parties other than those described and provided for in this Agreement and expressly signed by the parties therein.

D.

WAIVER; Client agrees that SPR’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of that provision or provisions, nor shall such failure prevent SPR from thereafter enforcing each and every provision of this Agreement.

AGREED TO this 13th day of August, 2018.

Schultz Public Relations, LLC.

/s/ Sharon L. Schutz
Sharon L. Schultz, President
Schultz Public Relations, LLC

Isoray Medical, Inc.

/s/ Lori A. Woods
Lori Woods, Chief Executive Officer IsoRay

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